Filed pursuant to Rule 433

dated September 9, 2013

Relating to

Preliminary Pricing Supplement dated September 9, 2013 to

Prospectus Supplement dated May 7, 2013 and

Prospectus dated November 23, 2011

Registration Statement No. 333-178133

Pricing Term Sheet for 2.30% Secured Medium-Term Notes, Series I, due September 15, 2018

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: September 9, 2013

Original Issue Date/Settlement Date: September 12, 2013, which is the third business day following the Trade Date.

Principal Amount: $350,000,000

Price to Public: 99.972% of Principal Amount, plus accrued interest, if any, from September 12, 2013 if settlement occurs after that date

Interest Rate: 2.30% per annum

Interest Payment Dates: March 15 and September 15, commencing March 15, 2014

Redemption: As specified in Preliminary Pricing Supplement dated September 9, 2013. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 10 basis points (0.10%).

Maturity Date: September 15, 2018

CUSIP: 74456Q BE5

Joint Book-Running Managers:

BNY Mellon Capital Markets, LLC ($52,500,000)

Credit Suisse Securities (USA) LLC ($60,666,000)

J.P. Morgan Securities LLC ($60,666,000)

Morgan Stanley & Co. LLC ($52,500,000)

RBS Securities Inc. ($60,668,000)

Co-Managers:

RBC Capital Markets, LLC ($24,500,000)

CastleOak Securities, L.P. ($14,000,000)

Citigroup Global Markets Inc. ($24,500,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBS Securities Inc. toll free at 1-866-884-2071.